Exhibit 10.3
AMENDMENT NO. 1
to
AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN AGREEMENT (this "Amendment") is executed this October 6, 2008 pursuant to Article 5.4(a) of that certain Amended and Restated Shareholder Rights Plan Agreement (the "Shareholder Rights Plan") dated October 15, 1999, by and between Altair Nanotechnologies, Inc., a Canadian corporation formerly known as “Altair International Inc.” (the "Company") and Equity Transfer Services Inc. (the "Rights Agent").  For purposes of this Amendment, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholder Rights Plan.

RECITALS

WHEREAS, pursuant to that certain Stock Purchase and Settlement Agreement dated September 30, 2008 (the "Purchase and Settlement Agreement") and executed on even date herewith by and between the Company and Al Yousuf, LLC, a United Arab Emirates limited liability company (the "Investor"), the Company shall issue to Investor 8,000,000 shares (the "Shares") of the Company’s common stock (the "Issuance");

WHEREAS, the Investor will become the Beneficial Owner of 15% or more of the outstanding Voting Shares of the Company as a result of the Issuance; and

WHEREAS, in order to induce Investor to enter into the Purchase and Settlement Agreement, the Company desires to amend the Shareholder Rights Plan to provide that the Issuance will not trigger an event that would be adverse to the Investor under the Shareholder Rights Plan.

AGREEMENT

NOW, THEREFORE, on account of the events set forth in the Recitals above, the Company hereby amends the Shareholder Rights Plan as follows:

1. Amendment to Definition of Acquiring Person.  The following provision is added as subsection (vi) to Article 1.1(a) of the Shareholder Rights Plan:

(vi)
Al Yousuf, LLC, a United Arab Emirates limited liability company (“Al Yousuf”); provided, however, this exception shall not be, and shall cease to be, applicable to Al Yousuf in the event that Al Yousuf shall, after its execution of the Purchase and Settlement Agreement (a) increase its Beneficial Ownership percentage of the Voting Shares by more than 1% above its Beneficial Ownership percentage of the Voting Shares as a result of its execution of the Purchase and Settlement Agreement, other than through the Issuance, a Voting Share Reduction, an Exempt Acquisition or a Pro Rata Acquisition, or (b) commence a Take-over Bid that would, if consummated, increase its Beneficial Ownership percentage of the Voting Shares by more than 1% above its Beneficial Ownership percentage of the Voting Shares as a result of its execution of the Purchase and Settlement Agreement.

2. Full Force and Effect.  Except as amended hereby, the Shareholder Rights Plan shall remain in full force and effect and all other provisions of the Shareholder Rights Plan shall remain unchanged.

3. Entire Agreement.  The original Shareholder Rights Plan Agreement between the Company and the Rights Agent dated November 27, 1998, as amended and restated by the Shareholder Rights Plan, as further amended by this Amendment, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  This Amendment shall be effective upon execution by the Company.

IN WITNESS WHEREOF, this Amendment No. 1 to Amended and Restated Shareholder Rights Plan Agreement is hereby executed as of the date first above written.

"COMPANY"

ALTAIR NANOTECHNOLGIES INC.
a Canadian corporation

By: /s/ Terry Copeland
Name: Terry Copeland
Title: CEO and President

Accepted, Acknowledge and Agreed:

"RIGHTS AGENT"

EQUITY TRANSFER SERVICES INC.

By: /s/

Name:

Title:

2